EXHIBIT 99.3
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com
Contact:
Jim Storey
Vice President – Investor Relations
BlueLinx Holdings Inc.
james.storey@bluelinxco.com
(770) 612-7169
BLUELINX ANNOUNCES CFO DEPARTURE
— David Morris Expected to Depart by Year End, Search Underway for Successor —
ATLANTA, November 1, 2006 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today announced that David J. Morris, chief financial officer and treasurer, has decided to leave the company. Current plans call for Mr. Morris to continue to serve as CFO until his departure, which currently is anticipated at year end or until a successor can be found. Additionally, Mr. Morris and BlueLinx currently intend to enter into a consulting agreement that would become effective upon his departure.
“David has been an integral member of our executive management team since BlueLinx was formed in 2004,” said Stephen E. Macadam, chief executive officer. “We have worked closely together since my arrival a year ago as CEO and I have a deep appreciation and high regard for his counsel and leadership in building the financial foundation of BlueLinx as an independent company. I look forward to continuing to work with David as a member of our executive management team until his departure and as an advisor to our company after that.”
Mr. Morris, a member of the management team that engineered the transformation of BlueLinx from the building products distribution division of Georgia-Pacific Corporation to the largest publicly traded building products distribution company in North America, is leaving the company to pursue other interests.
“The building products industry has been a major part of my professional life,” said Morris, who spent 14 years with Georgia-Pacific prior to BlueLinx, most recently as the vice president of finance for the distribution division. “Over the past several months, Steve and I have talked about my desire to take on new challenges and we reached a mutual decision that this was the right time to make a change.”
BlueLinx has retained the services of an executive recruitment firm and a search for a new chief financial officer is underway. Current plans are for Mr. Morris to assist in the transition of his successor.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,400 people, BlueLinx offers 10,000 products from over 750 suppliers to service approximately 12,000 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is listed on the Fortune 500 ranking of the nation’s largest companies and its stock trades on the New York Stock Exchange under symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
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